March 1, 2002 LaSalle Bank, N.A. 135 South LaSalle Street, Suite 1625 Chicago, Illinois 60603 Attention: Asset Backed Securities Trust Services Group GE Capital commercial Mortgage Corporation 2001-3 Re: Annual Independent Public Accountant's Servicing Report GE Capital Commercial Mortgage Corporation Commercial Mortgage Pass-Through Certificates, Series 2001-3 To whom it may concern: As of and for the year ended December 31, 2001, Lennar Partners, Inc. has complied in all material respects with the applicable minimum servicing standards set forth in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers applicable to the commercial and multifamily mortgages for the special servicer as noted in the attachment to this assertion. As of and for this same period, Lennar Partners, Inc. had in effect a fidelity bond in the amount of $10,000,000 and an errors and omissions policy in the amount of $10,000,000. Sincerely, LENNAR PARTNERS, INC. Susan K. Chapman Vice President